EXHIBIT 99.1

Cosmos Health Extends and Updates its Agreement to Acquire Cana Laboratories, a European Pharmaceutical Company

Vertically Integrating its Manufacturing and R&D Capabilities and Expanding its Product Pipeline with New Brands

CHICAGO, IL / ACCESSWIRE / January 10, 2023 / Cosmos Health, Inc. ("the Company") (Nasdaq:COSM), a global healthcare group with proprietary lines of nutraceuticals and distributor of pharmaceuticals, branded generics, OTC medications and medical devices, announced today that it has extended and updated its previously issued binding letter of intent to acquire Pharmaceutical Laboratories CANA S.A., ("Cana") a Greek pharmaceutical company that manufactures, sells, distributes, and markets original branded products researched and developed by leading global pharmaceutical and healthcare companies.

Cosmos Health has successfully renegotiated the acquisition price of Cana to achieve much improved payment terms. The updated letter of intent will remain effective until May 31, 2023.

Greg Siokas, Chief Executive Officer of Cosmos Health stated, "We are excited to hopefully bring Cana into Cosmos’ family of products and services. This proposed acquisition exemplifies our commitment to grow via strategic M&As. Our recently strengthened balance sheet enables us to execute on our growth plans. We believe this acquisition would not only allow us to realize numerous synergies, but would also be transformative for Cosmos by strengthening our vertical integration and expanding our product portfolio. Cana's extensive commercial experience and diversified customer base will also prove to be invaluable as we continue relaunching and expanding several brands. Importantly, we are satisfied with the renegotiated price of the acquisition, as we are always looking to increase our returns on investment.”

Founded in 1928, Cana has manufactured and distributed a broad range of proprietary pharmaceutical and health related products. Furthermore, it has operated as a trusted partner of multinational pharmaceutical companies such as AstraZeneca, Janssen, Merck and Viatris as well as some of the largest Fast Moving Consumer Goods (FMCG) companies such as Nestle, Unilever and P&G. In the last decade, Cana Laboratories' activities also ventured into medical devices, representing major medical technology companies such as Medtronic, Stryker and others in the Greek market.

Cana's 54,000 sq. ft owned production facility located in Athens, Greece, is licensed under European Good Manufacturing Practices (GMP) and certified by EMA to manufacture pharmaceuticals, food supplements, cosmetics, biocides and medical devices. It has a variety of production lines that can produce solids, orals, semi solids and liquids. The company is ISO 9001:2015 certified. Cana's diversified customer base includes public & private hospitals, pharmacies, supermarkets, wholesalers, etc. Furthermore, its proprietary product portfolio includes pharmaceuticals, dermocosmetics, antiseptics, and food supplements, as well as an infant care organic product line, Biobebe.

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About Cosmos Health, Inc.

Cosmos Health Inc. (Nasdaq: COSM) is a global healthcare group that was incorporated in 2009 and is headquartered in Chicago, Illinois. Cosmos Health is engaged in the nutraceuticals sector through its own proprietary lines of products "Sky Premium Life" and "Mediterranation." Additionally, the Company is operating in the pharmaceutical sector through the provision of a broad line of branded generics and OTC medications and is involved in the healthcare distribution sector through its subsidiaries in Greece and UK serving retail pharmacies and wholesale distributors. Cosmos Health is strategically focused on the R&D of novel patented nutraceuticals (IP) and specialized root extracts as well as on the R&D of proprietary complex generics and innovative OTC products. Cosmos has developed a global distribution platform and is currently expanding throughout Europe, Asia and North America. Cosmos Health has offices and distribution centers in Thessaloniki and Athens, Greece and Harlow, UK. More information is available at  www.cosmoshealthinc.com  and www.skypremiumlife.com.

Forward-Looking Statements

With the exception of the historical information contained in this news release, the matters described herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by, or that otherwise, include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could", are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements, involve unknown risks and uncertainties that may individually or materially impact the matters discussed, herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company's ability to raise sufficient financing to implement its business plan, the impact of the COVID-19 pandemic and the war in Ukraine, on the Company's business, operations and the economy in general, and the Company's ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's filings with the SEC, which are available at the SEC's website (www.sec.gov). The Company disclaims any intention or obligation to update, or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Lytham Partners, LLC

Ben Shamsian

E: shamsian@lythampartners.com

P: 646-829-9701

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